ALARIS MEDICAL, INC.
                                                       CORPORATE OFFICE
                                                       10221 WATERIDGE CIRCLE
                                                       SAN DIEGO, CA 92121-2733
                                                       (619) 458-7000
                                                       FAX (619) 458-7760


[company logo]



                                                                   NEWS RELEASE


AT THE COMPANY:          The Financial Relations Board:           KETCHUM:
Barbara Burkett          Stacy Roughan         Marjorie Ornston   Kali Coffman
Director,                General Information   Media Contact      Trade Contact
Corporate Communications (310) 442-0599        (310) 442-0599     (310) 444-1394
(619) 458-7038
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

FOR IMMEDIATE RELEASE
JULY 20, 1998


               ALARIS MEDICAL COMPLETES ACQUISITION OF INSTROMEDIX

     ACQUISITION SECURES TELEMEDICINE TECHNOLOGY, CARDIAC DISEASE DIAGNOSIS
                       AND PATIENT MONITORING CAPABILITIES


SAN DIEGO, CA, JULY 20, 1998 -- ALARIS Medical, Inc. (NASDAQ: ALRS) and privately held Instromedix, Inc. today jointly announced completion of the acquisition of the stock of Instromedix by the Company's wholly-owned subsidiary, ALARIS Medical Systems, Inc. The total consideration for the acquisition consisted of $51 million in cash, subject to certain adjustments, the assumption of approximately $5.1 million of indebtedness of Instromedix, and the payment of approximately $1.0 million of certain transaction expenses incurred by Instromedix relating the acquisition.

The acquisition of Instromedix adds a portfolio of products which primarily address cardiac disease diagnosis, vital signs monitoring and management to the Company's existing product lines, and focuses on the delivery of patient care in the alternate-site setting.

"The Company believes that the convergence of infusion therapy, patient monitoring, specialty medical devices and advanced data management will be a clear, defining feature of health care in the next century," said William J. Mercer, President and CEO. "The right combination of complementary technologies, products and companies will enable ALARIS Medical Systems, Inc. to leverage its global infrastructure and distribution channels and become a leader in advanced medical instruments and specialty devices at the patient bedside and throughout the continuum of care."

Based in Hillsboro, Oregon, Instromedix was founded in 1969. Instromedix's products fall into three major categories:

Arrhythmia Event Recorders which are portable devises used to monitor, record and subsequently transmit cardia events (including arrhythmia, the irregular beating of the heart) via a standard telephone line to a remote location;

Pacemaker  Monitors  which are  portable  devices  used to help  physicians  and
patients   monitor  the  performance  and  medical   compliance  of  implantable
pacemakers as recommended by manufacturers; and

The LifeSigns System which is a proprietary, computer-based software and hardware system that enables remote monitoring, diagnosis and data capture of selected vital signs.

Instromedix's revenues are derived principally from the sale of products used in the alternate-site care setting, primarily in the patient's home or in the physician's office.

This news release contains forward-looking statements based largely upon the Company's expectations for demand and acceptance of new and existing products, technologies and opportunities, regulatory approvals and market and industry segment growth. Actual results could vary materially from these expected results due to a variety of factors, including, without limitation, changes in the market, competition, government regulation and foreign operations. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. including Form 10-K for the year ended December 31, 1997.

ALARIS Medical, Inc. through its operating company, ALARIS Medical Systems, Inc., is known for its IMED and IVAC brand names of intravenous infusion therapy systems. The Company's principal line of business is the design, manufacture and marketing of intravenous infusion therapy products, patient monitoring instruments and related disposables. The Company's products are distributed to more than 120 countries worldwide. In addition to its San Diego world headquarters and manufacturing facility, the Company operates manufacturing facilities in Creedmoor, NC; Hillsboro, OR; Basingstoke, Hampshire, UK; and Tijuana, Mexico. Additional information on ALARIS Medical can be found at www.alarismed.com.